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MINNESOTA MUTUAL                                        SPOUSE'S COVERAGE RIDER

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The Minnesota Mutual Life Insurance Company - 400 Robert Street North -  St.
Paul, Minnesota 55101-2098
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GENERAL INFORMATION
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This agreement amends the group policy to which it is attached, and is issued in consideration of the timely payment of the required premium. This agreement is subject to every term, condition, limitation, and provision of the group policy unless otherwise expressly provided herein. The policyholder is a member of The Minnesota Mutual Life Insurance Company. Our annual meetings are held at our home office on the first Tuesday in March of each year at three o'clock in the afternoon.

WHAT IS THE PURPOSE OF THE AGREEMENT?

This agreement makes available variable universal life insurance on the life of the eligible employee's eligible spouse.

DEFINITIONS
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For purposes of construing the terms and conditions of coverage for spouses under the terms of the group policy, the terms and definitions listed below are used in place of the terms and definitions stated in the policy:

ACTIVELY AT WORK

To be actively at work for purposes of this policy, the eligible spouse must be currently working at his or her normal place of business at least ____ hours a week. A person is not considered actively at work if not at work due to illness or injury.

ELIGIBLE INSURED

A spouse is an eligible insured if he or she:

1.   is under ____; and
2. was actively at work for each of the _____ weeks immediately prior to the date his or her application for coverage under this policy is approved by us; and
3. is currently legally married to an individual defined as an eligible insured under the terms of the group policy to which this rider is attached.


     /s/Dennis E. Prohofsky                  /s/Robert L. Senkler
            Secretary                             President



94-18672 Rev. 1-95                                           Minnesota Mutual 1